Exhibit 10(k)

                         THE BLACK & DECKER CORPORATION
                              Amended and Restated
                              EMPLOYMENT AGREEMENT

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of this 1st day of November, 1995, between The Black & Decker Corporation, a Maryland corporation (the "Corporation"), and Nolan D. Archibald (the "Executive").
         The Corporation desires to continue to have the benefits of the Executive's knowledge and experience as a full-time employee, and the Executive desires to continue in full-time employment with the Corporation.
         Accordingly, in consideration of the mutual covenants and representations contained herein, the parties agree as follows:
         1.  Full-Time Employment of Executive.
                  a.  Duties and Status.
                           (1)  The Corporation hereby engages the Executive
as Chairman and Chief Executive Officer for the employment period as defined in paragraph 3.a. and the Executive accepts such employment on the terms and conditions set forth in this Agreement. During the employment period, the Executive shall be assigned to corporate headquarters located at Towson, Maryland. The Executive shall exercise such authority and perform such duties as are commensurate with the By-Laws of the Corporation and the normal duties of a Chairman and Chief Executive Officer of a publicly traded corporation, and shall perform such other reasonably related managerial duties and responsibilities for the Corporation as may be assigned to him by the Board of Directors of the Corporation.
                           (2)  During the employment period, the Executive
shall (a) devote his full time and efforts to the business of the Corporation and, unless approved by the Board of Directors of the Corporation, will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties hereunder in any way, and (b) accept such additional office or offices to which he may be elected by the Board of Directors of the Corporation, provided that the performance of the duties of such office or offices shall be consistent with the scope of the duties provided for in subparagraph (1) of this paragraph a.
                  b.  Compensation and General Benefits.
                           (1)  The Corporation shall pay the Executive an
annual salary which is not less than the greater of (i) his annual base salary from the Corporation on the date hereof or (ii) any subsequently established higher annual base salary. Such salary shall be payable in periodic equal installments which are not less frequent than the periodic installments relating to his salary immediately prior to the date hereof. Such salary shall be subject to normal periodic review for increases based on the policies of the Corporation and contributions to the enterprise.
                           (2)  In addition to the salary provided by sub-
paragraph (1) of this paragraph b, the Corporation shall provide thrift, stock option, retirement, group life, supplemental life, long-term disability, accident, dental and health insurance programs and other perquisites and benefits available to the Corporation's principal executive officers. The Executive shall also be entitled to participate in any other employee benefit programs that may be established by the Corporation and in which other executives of the Corporation are entitled to participate, including, without limitation, any annual incentive plan, performance equity plan, and supplemental executive retirement plan as in effect from time to time.
             2.  Competition; Confidential Information.
                  The Executive and the Corporation recognize that, due to the nature of his engagements hereunder and the relationship of the Executive to the Corporation, the Executive will have access to, and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation and its affiliates. The Executive acknowledges that such information will be of central importance to the business of the Corporation and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Corporation. The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop good will for the Corporation through his personal contact with others having business relationships with the Corporation and its affiliates, and that there is a danger that this good will, a proprietary asset of the Corporation and its affiliates, may follow the Executive if and when his relationship with the Corporation is terminated. The Executive accordingly agrees as follows:
                  a. Non-Competition. During the employment period, as defined in Section 3.a., the Executive will not, directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise, except for the account of and on behalf of the Corporation or its affiliates, engage in any activity competitive with the business of the Corporation or its affiliates, nor will he, in competition with the Corporation or its affiliates, solicit or otherwise attempt to establish any business relationships with any person, firm or corporation which was, at any time during the employment period, a customer or supplier of the Corporation. However, nothing in this Section 2 shall be construed to prevent the Executive from owning, as an investment, not more than 5% of a class of equity securities issued by any competitor of the Corporation and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.
                  b. Confidential Information. During and at all times after the expiration of the employment period, the Executive (1) will not disclose any trade secrets, customer lists, production processes, business plans, or other proprietary information which is treated as confidential by the Corporation or its affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation and (2) will not at any time, directly or indirectly, disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation or its affiliates.
                  c. Corporation's Remedies for Breach. It is recognized that damages in the event of breach of this Section 2 by the Executive would be difficult, if not impossible, to ascertain, and it is, therefore, agreed that the Corporation, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.
         3.  Employment Period.
                  a. Duration. The employment period, which commenced prior to the date of this Agreement, shall continue until this Agreement is terminated by
(1) the death or substantially total disability of the Executive, (2) mutual agreement, (3) action of the Corporation for justifiable cause as provided in paragraph 3.b., (4) action of the Corporation or notice by the Executive as provided in paragraph 3.c., or (5) the voluntary resignation of the Executive upon 30 days prior written notice.
                  b. Performance and Termination - Employment Period. Subject to the performance of the covenants and agreements made by the Corporation herein, the Executive will perform his duties during the employment period in good faith and will observe faithfully the covenants and agreements made by him herein. The Corporation shall not terminate the employment of the Executive during the employment period except for substantial and serious cause involving dishonesty, gross negligence, material and persistent failure of the Executive to perform his duties hereunder, or material breach of express obligations of this Agreement within the control of the Executive. The termination of the Executive's employment for reasons other than those specified in the preceding sentence shall be deemed to be a termination of employment without justifiable cause and shall be an immediate termination of this Agreement. After such termination, the Executive shall be immediately entitled to the severance pay and benefits provided in Section 3.c. of this Agreement. No breach or default by the Executive shall be deemed to have occurred hereunder unless written notice thereof shall have been given by the Corporation to the Executive and the Executive shall have failed to cure such breach or default within 30 days after he receives the notice.
                  c.  Executive's Remedies for Breach.
                           (1)  This Agreement shall be immediately terminat-
ed without further notice if the Corporation terminates the employment of the Executive without justifiable cause. This Agreement may also be terminated upon written notice from the Executive to the Board of Directors if: (i) the Corporation shall fail to observe or perform any covenant to be observed or performed by the Corporation, or (ii) the Corporation shall materially change the Executive's duties so that he is no longer performing the functions of the Chairman and Chief Executive Officer, or (iii) the Corporation shall otherwise materially breach this Agreement.
                           (2)  If this Agreement is terminated for any reason
identified in paragraph 3.c.(1), all rights, duties and obligations shall cease except that the provisions of paragraph 2.b. of this Agreement shall remain in force and except that the Corporation shall be obligated to provide the following benefits:
                                    (A)  The Corporation shall pay the Executive
his full base salary through the date of termination at the rate in effect at the time of his termination, plus all other amounts to which he is entitled under any compensation plan of the Corporation, at the time such payments are due, except as otherwise provided below.
                                    (B)  In lieu of any further salary payments
to the Executive for periods subsequent to his termination, the Corporation shall pay as severance pay to the Executive a lump sum severance payment (together with the payments provided in paragraph C, below, the "Severance Payments") equal to his Performance Equity Plan ("PEP") Maximum Payment plus three times the sum of his (x) annual base salary in effect immediately prior to the Executive's termination and (y) Annual Incentive Plan ("AIP") Maximum Payment for the year in which the date of termination occurs. PEP Maximum Payment shall mean an amount equal to the value of 150% of the Performance Shares that are forfeited by the Executive pursuant to the PEP as a result of the Executive's termination. For purposes of calculating the PEP Maximum Payment, the per share value of the shares of common stock of the Corporation (the "Corporation's Shares") shall be the closing price per share of the Corporation's Shares as reported on the New York Stock Exchange (the "NYSE") on or nearest to the date of termination (or, if not listed on the NYSE, on a nationally recognized exchange or quotation system on which volume in the Corporation's Shares is highest). The provisions of this paragraph 3.c.(2)(B) shall not in any way affect the Executive's rights under the PEP. AIP Maximum Payment shall mean the maximum payment that the Executive could have received under the AIP.
                                    (C) The Corporation shall pay to the Execu-
tive any deferred compensation, including but not limited to deferred bonuses and amounts deferred under the Executive Deferred Compensation Plan, allocated or credited to the Executive or his account as of the date of termination.
                                    (D)  The Corporation shall also pay to the
Executive all legal fees and expenses incurred by him as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).
                                    (E) If the payments provided under para-
graphs (B) and (C) above (the "Contract Payments") or any other portion of the Total Payments (as defined below) will be subject to the tax imposed by
Section 4999 of the Code (the "Excise Tax"), the Corporation shall pay to the Executive at the time specified in paragraph (F) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Contract Payment and such other Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Contract Payments and such other Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) any other payments or benefits received or to be received by the Executive in connection with a change in control of the Corporation or his termination of employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, its successors, any person whose actions result in a change in control of the Corporation or any corporation affiliated (or which, as a result of the completion of a transaction causing a change in control of the Corporation, will become affiliated) with the Corporation within the meaning of Section 1504 of the Code (together with the Contract Payments, the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to the Executive the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code either to the extent such reasonable compensation is in excess of the base amount within the meaning of Section 280G(b)(3) of the code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above) and (iii) the value of any non-cash benefits or any deferred payment or benefit as determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, he shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.
                                    (F) The payments provided for in paragraphs
(B), (C), and (E) above shall be made not later than the fifth day following the date of the Executive's termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to the Executive on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at a rate equal to 120% of the rate provided in Section 1274(d) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of the Executive's termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to the Executive payable on the fifth day after demand by the Corporation (together with interest at a rate equal to 120% of the rate provided in Section 1274(d) of the Code). The payments provided for in paragraph (D) above shall be made from time to time, in each instance not later than the fifth day following a written request for payment by the Executive.
                                    (G) For a 36-month period after the termina-
tion of the Executive, the Corporation shall provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which he is receiving immediately prior to termination. Benefits otherwise receivable by the Executive pursuant to this subparagraph (G) shall be reduced to the extent comparable benefits are actually received by the Executive during the 36-month period following his termination, and any such benefits actually received by the Executive shall be reported to the Corporation.
                                    (H)  If upon the Executive's termination he
is not eligible because of age or lack of credited service to receive benefits under the provisions of the Corporation's Supplemental Executive Retirement Plan (the "SERP"), then upon his attaining at least age 55, the Corporation will pay the Executive the same benefits that he would have been entitled to receive under the SERP as if he had remained an employee of the Corporation until the greater of age 55 or his actual age on the date of his termination plus the Additional Age Credit defined below. If upon the Executive's termination he is eligible to receive benefits under the provisions of the SERP, then the Corporation will pay him the benefits that he would have been entitled to receive under the provisions of the SERP as if he had accumulated the Additional Age Credit defined below. Additional Age Credit shall mean 36 additional months of age. For the purpose of this paragraph in determining "Final Average Pay" under the SERP, the greater of "Final Average Pay"
(as defined in the SERP) or the Executive's "Pay" (as defined in the SERP) for the 12-month period prior to his termination of employment will be used.
                                    (I)  The Executive shall not be required to
mitigate the amount of any payment provided for in this Paragraph 3.c.(2) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph 3.c.(2) be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise except as specifically provided in this Paragraph 3.c.(2).
                                    (J) In addition to all other amounts payable
to the Executive under this Paragraph 3.c.(2), the Executive shall be entitled to receive all benefits payable to him under the Black & Decker Retirement Plan, Thrift Plan and any other plan or agreement relating to retirement benefits.
                  d. If termination of the Executive's employment occurs under circumstances to which both this Agreement and a change of control agreement between the Corporation and the Executive apply, the Executive will be entitled to the benefits of the more favorable agreement, but not to both.
                  e. No payments made under the provisions of paragraph 3.c.(2) of this Agreement shall be offset against payments to which the Executive may be entitled under the SERP and vice versa.
         4. Waivers.
                  The waiver by the Corporation of a breach by the Executive of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by him.
         5. Binding Effect.
                  The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation.
         6. Entire Agreement.
                  Except as otherwise herein provided, this Agreement and attachments hereto constitute the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral. This Agreement may not be changed or canceled orally, but only by an instrument in writing signed by the parties. This Agreement shall be governed by the laws of the State of Maryland and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.
         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ATTEST:                                        THE BLACK & DECKER CORPORATION


/S/  BARBARA B. LUCAS                          By /S/  LAWRENCE R. PUGH
                                                  Lawrence R. Pugh, Chairman,
                                                  Organization Committee

WITNESS:


/S/  LOWELL R. BOWEN                              /S/  NOLAN D. ARCHIBALD (SEAL)
                                                       Nolan D. Archibald